                                                                      EXHIBIT 12

              CASCADE NATURAL GAS CORPORATION AND SUBSIDIARIES
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                    AND PREFERRED DIVIDEND REQUIREMENTS

                                                                            Twelve Months Ended
                                                -----------------------------------------------------------------------------
                                                12/31/96      9/30/96      12/31/95      12/31/94      12/31/93      12/31/92
                                                --------      -------      --------      --------      --------      --------
                                                                           (dollars in thousands)
Fixed charges, as defined:
  Interest expense                              $  9,927       10,101         9,938         8,090         7,038       $  7,478
  Amortization of debt issuance expense              612          612           606           593           562            402
                                               ---------      -------       -------       -------       -------       --------
      Total fixed charges                       $ 10,539       10,713        10,544         8,683         7,600       $  7,880
                                               ---------      -------       -------       -------       -------       --------

Earnings, as defined:
  Earnings before preferred dividends           $  9,459        8,211         7,732         5,760         9,103       $  4,843
  Add (deduct):
    Income taxes                                   5,203        4,272         4,508         3,505         5,224          2,817
    Cumulative effect of change in
      accounting method                                -            -             -             -          (209)             -
    Fixed charges                                 10,539       10,713        10,544         8,683         7,600          7,880
                                               ---------      -------       -------       -------       -------       --------
      Total earnings                            $ 25,201       23,196        22,784        17,948        21,718       $ 15,540
                                               ---------      -------       -------       -------       -------       --------
Ratio of earnings to fixed charges                  2.39         2.17          2.16          2.07          2.86           1.97
                                               ---------      -------       -------       -------       -------       --------
                                               ---------      -------       -------       -------       -------       --------

Fixed charges and preferred
  dividend requirements:
    Fixed charges                               $ 10,539       10,713        10,544         8,683         7,600       $  7,880
    Preferred dividend requirements                  808          819           853           898           913            941
                                               ---------      -------       -------       -------       -------       --------
      Total                                     $ 11,347       11,532        11,397         9,581         8,513       $  8,821
                                               ---------      -------       -------       -------       -------       --------
Ratio of earnings to fixed charges
  and preferred dividend requirements               2.22         2.01          2.00          1.87          2.55           1.76
                                               ---------      -------       -------       -------       -------       --------
                                               ---------      -------       -------       -------       -------       --------


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